CARDIOVASCULAR SYSTEMS, INC. REPORTS FISCAL 2018
THIRD-QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, May 2, 2018, at 3:45 PM CT (4:45 PM ET)

•	Revenues of $55.6 million increased 7% from third quarter last year

•	Net income was $0.4 million, or $0.01 per basic and diluted share

•	First patients treated from radial access using Diamondback 360® extended length orbital atherectomy device (OAD)

•	1.0mm Sapphire® II PRO coronary balloon received U.S. Food and Drug Administration (FDA) clearance

•	LIBERTY 360° 18-month outcomes presented at Cardiovascular Research Technologies (CRT) 2018 interventional cardiology conference

St. Paul, Minn., May 2, 2018 – Cardiovascular Systems, Inc. (CSI®) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for peripheral and coronary artery disease, today reported financial results for its fiscal third quarter, ended March 31, 2018.

The company’s third-quarter revenues were $55.6 million, an increase of $3.4 million from the third- quarter of fiscal 2017. Gross profit margin rose to 82.1% from 78.6%. Prior-year gross margin included a $1.5 million charge to cover the costs associated with the voluntary recall and replacement of the company’s 7-10014 Saline Infusion Pump. This charge reduced 2017 third-quarter gross margin by 2.9 percentage points. Operating expenses increased $2.4 million to $45.1 million, driven primarily by the expansion of the sales force with additional clinical specialists, and increased research and development costs.

Third-quarter net income was $0.4 million, or $0.01 per basic and diluted share, compared to a net loss of ($1.7) million, or ($0.05) per share, in the prior-year period. Adjusted EBITDA increased $1.9 million to $3.6 million.

Scott Ward, CSI’s Chairman, President and Chief Executive Officer, said “CSI sold nearly 18,000 orbital atherectomy devices during the third quarter, putting us on a run-rate to help treat over 70,000 patients with peripheral and coronary artery disease in calendar year 2018. In addition to strong sequential revenue growth in the third quarter, we also successfully executed key operating objectives in manufacturing, product development, clinical research and international expansion.

“Third-quarter results benefitted from an expanded portfolio of new products, markets and geographies. These drivers illustrate that the transformation of CSI from a single-technology, single-geography company to an innovative leader with worldwide reach is now underway.”

First Patients Treated from Radial Access Using Diamondback 360® Extended Length OAD
On February 14, CSI announced that the first patients were treated using its FDA-cleared extended length Diamondback 360® Peripheral OAD to treat peripheral artery disease (PAD). Dr. Mahir Elder, an interventional cardiologist at the Detroit Medical Center Heart Hospital, and Drs. Ian Cawich and Vasili Lendel, both interventional cardiologists at Arkansas Heart Hospital, treated patients using the new device.

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May 2, 2018

Added Ward, “The first procedures using the extended length Diamondback 360 OAD were a milestone for physicians, patients, and our company. When surgery is necessary, PAD lesions can be treated through femoral artery access. However, factors such as obesity, the presence of vascular disease and calcium can complicate femoral access. Radial access allows physicians to reach and treat lower-limb PAD lesions through the radial artery in the wrist, providing an alternative access point and more options to treat complicated and at-risk patients.”

1.0mm Sapphire® II PRO Coronary Balloon Received FDA Clearance
On March 1, CSI announced that the FDA granted 510(k) clearance for the OrbusNeich® 1.0mm Sapphire® II PRO coronary balloon, the smallest coronary balloon available in the United States.

In January, CSI announced it is the exclusive U.S. distributor of OrbusNeich balloon products. OrbusNeich is a globally recognized corporation with established balloon technologies in both percutaneous coronary intervention and percutaneous transluminal angioplasty.

“As physicians, we have continued to advance techniques and expand access to interventional cardiology procedures. As a result, the patients we are treating today have become increasingly complex, with more challenging lesions and anatomy, and with more difficult clinical indications,” according to David E. Kandzari, M.D., Director of Interventional Cardiology and Chief Scientific Officer, Piedmont Heart Institute, Atlanta, GA, and principal investigator for the Sapphire II PRO U.S. Clinical Study. “With its exceptionally low profile and deliverability, the Sapphire II PRO is an important new tool to enable us to better treat the patients we serve.”

LIBERTY 360° 18-Month Outcomes Presented at CRT
On March 6, Dr. William Gray, interventional cardiologist at Lankenau Heart Institute in Wynnewood, Pa. presented 18-month outcomes from CSI’s LIBERTY 360° study at CRT in Washington, D.C. The study evaluates the acute and long-term clinical and economic outcomes of endovascular device interventions, including CSI’s orbital atherectomy system, in treating PAD.

Dr. Gray’s presentation highlighted the continued high freedom from (FF) 18-month Major Adverse Events (MAE) in Rutherford Classifications (RC) 2-3 (76.9%) and RC4-5 (68.2%). Even when considering advanced disease in RC6, MAEs are not driven by major amputation (FF 81.7%). In addition, quality of life improved significantly from baseline to 18 months in all RC arms of the LIBERTY study.

In his presentation, Dr. Gray also noted that an orbital atherectomy sub analysis of the LIBERTY data indicated high freedom from major amputation in all Rutherford Classes (RC2-3, 100%; RC4-5, 95.3%; and RC6, 91.3%). Primary amputation is not necessary in RC6 as peripheral vascular intervention can be successful in this patient population.

Fiscal 2018 Fourth-Quarter and Full-Year Outlook and Commentary
Ward said, “We enter the fourth quarter with momentum and confidence. Our expanded portfolio of products improves our access to cases and builds on CSI’s relevancy in cath labs treating patients suffering from peripheral and coronary artery disease. Internationally, we anticipate that fourth quarter revenue will include a planned stocking order of approximately $900,000 to support the launch of the Diamondback System in Japan. In total, continued revenue growth and financial discipline is forecasted to produce record revenue and profitability in the fourth quarter.”

For the fiscal 2018 fourth quarter ending June 30, 2018, CSI anticipates:

•	Revenue in a range of $57.5 million to $59.0 million;

•	Gross profit as a percentage of revenues of about 81.0%;

•	Operating expenses of approximately $45.0 million;

•	Net income in the range of $1.7 million to $2.6 million, or net earnings per diluted share ranging from $0.05 to $0.08, assuming approximately 33.7 million average shares outstanding; and

•	Positive Adjusted EBITDA.

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May 2, 2018

Added Ward, “Based on reported year-to-date revenue and our forecast for the fourth quarter, we now expect fiscal year 2018 revenues to be in the range of $215.4 million to $216.9 million.”

Conference Call Today at 3:45 p.m. CT (4:45 p.m. ET)
Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal third-quarter results today, May 2, 2018, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (833) 241-7255 and enter the access number 5378729. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the events section of the company’s investor relations website, https://investors.csi360.com/events-and-presentations/events-calendar/default.aspx, and click on the webcast link.

Use of Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP.

About Peripheral Artery Disease (PAD)
As many as 18 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360® and Diamondback 360® Peripheral Orbital Atherectomy Systems, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women in the United States. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in nearly 40% of patients undergoing a percutaneous coronary intervention (PCI). Significant calcium contributes to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted the first 510(k) clearance for the use of the Orbital Atherectomy System in peripheral arteries in August 2007. In

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May 2, 2018

October 2013, the company received FDA approval for the Coronary Orbital Atherectomy System. To date, over 373,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

About OrbusNeich
OrbusNeich is a global pioneer in the provision of life-changing vascular solutions and offers an extensive portfolio of products that set industry benchmarks in vascular intervention. Current products include the world's first dual therapy stents, the COMBO® Plus and COMBO® Dual Therapy Stents, together with stents and balloons marketed under the names of Azule®, Scoreflex®, Sapphire® II, Sapphire® II PRO and Sapphire® II NC, as well as products to treat peripheral artery disease: the Jade™ and Scoreflex® PTA balloons. OrbusNeich is headquartered in Hong Kong and has operations in Shenzhen, China; Fort Lauderdale, Florida, USA; Hoevelaken, The Netherlands; and Tokyo, Japan. OrbusNeich supplies medical devices to physicians in more than 60 countries. For more information, visit www.OrbusNeich.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) the transformation of CSI from a single-technology, single-geography company to an innovative leader with worldwide reach; (ii) the extended length Diamondback 360® Peripheral OAD and its potential impact on CSI’s performance; (iii) the OrbusNeich® 1.0mm Sapphire® II PRO coronary balloon and its potential impact on CSI’s performance; (iv) the LIBERTY 360° study; (v) the financial impact and growth potential of the addition of additional products and geographies; (vi) fourth quarter revenue relating to Japan; (vii) forecasted record revenue and profitability in the fourth quarter; and (viii) anticipated revenue, gross profit, operating expenses, net loss and Adjusted EBITDA, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, regulatory developments in the U.S., Japan and other foreign countries; FDA and similar Japanese and other foreign clearances and approvals; approval of our products for distribution in Japan and other foreign countries; approval of products for reimbursement and the level of reimbursement in the U.S., Japan and other foreign countries; dependence on market growth; agreements with third parties to sell their products; our ability to maintain third-party supplier relationships and renew existing purchase agreements; our ability to maintain our relationship with our distribution partner in Japan; the experience of physicians regarding the effectiveness and reliability of CSI’s products; the reluctance of physicians, hospitals and other organizations to accept new products; the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; actual clinical trial and study results; the impact of competitive products and pricing; unanticipated developments affecting our estimates regarding expenses, future revenues and capital requirements; the difficulty of successfully managing operating costs; our ability to manage our sales force strategy; our actual research and development efforts and needs; our ability to obtain and maintain intellectual property protection for product candidates; our actual financial resources and our ability to obtain additional financing; fluctuations in results and expenses based on new product introductions, sales mix, unanticipated warranty claims, and the timing of project expenditures; our ability to manage costs; investigations or litigation threatened or initiated against us; court rulings and future actions by the FDA and other regulatory bodies; the effects of hurricanes, flooding, and other natural disasters on our business; issues relating to our saline pump recall; the impact of federal corporate tax reform on our business, operations and financial statements; general economic conditions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this

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May 2, 2018

release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosures:

Peripheral Products
The Stealth 360® PAD System and Diamondback 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm. See the instructions for use for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

Contraindications: The OAS is contraindicated when the ViperWire® guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated. See the instructions for use before performing Diamondback 360 Coronary OAS procedures for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts these devices to sale by or on the order of a physician.

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May 2, 2018

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2018	2017	2018	2017

Net revenues	$55,587	$52,144	157,891	$151,987
Cost of goods sold	9,969	11,139	28,670	29,768
Gross profit	45,618	41,005	129,221	122,219
Expenses:
Selling, general and administrative	37,796	37,332	110,722	108,191
Research and development	7,333	5,432	20,037	16,572
Total expenses	45,129	42,764	130,759	124,763
Income (loss) from operations	489	(1,759)	(1,538)	(2,544)
Other (income) and expense, net	91	(28)	388	(46)
Income (loss) before income taxes	398	(1,731)	(1,926)	(2,498)
Provision for income taxes	33	18	99	66
Net income (loss)	$365	$(1,749)	$(2,025)	$(2,564)

Basic earnings per share	$0.01	$(0.05)	$(0.06)	$(0.08)
Diluted earnings per share	$0.01	$(0.05)	$(0.06)	$(0.08)

Basic weighted average shares outstanding	33,237,552	32,650,974	33,105,174	32,232,409
Diluted weighted average shares outstanding	33,641,804	32,650,974	33,105,174	32,232,409

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May 2, 2018

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	March 31,	June 30,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$109,305	$107,912
Accounts receivable, net	31,941	28,472
Inventories	17,002	16,897
Marketable securities	586	704
Prepaid expenses and other current assets	2,130	5,074
Total current assets	160,964	159,059
Property and equipment, net	28,165	29,696
Patents, net	5,148	5,056
Other assets	262	129
Total assets	$194,539	$193,940

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$9,616	$10,736
Accrued expenses	24,765	30,236
Deferred revenue	1,554	—
Total current liabilities	35,935	40,972
Long-term liabilities
Finance obligation	21,083	21,100
Deferred revenue	9,023	10,000
Other liabilities	2,042	3,479
Total liabilities	68,083	75,551
Commitments and contingencies
Total stockholders' equity	126,456	118,389
Total liabilities and stockholders' equity	$194,539	$193,940

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May 2, 2018

Cardiovascular Systems, Inc.
Supplemental Sales Information
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2018	2017	2018	2017

Device revenue	$50,949	$47,905	$144,967	$139,789
Other product revenue	4,638	4,239	12,924	12,198
Total revenue	$55,587	$52,144	$157,891	$151,987

PAD revenue	$40,989	$38,685	$118,331	$113,951
CAD revenue	14,598	13,459	39,560	38,036
Total revenue	$55,587	$52,144	$157,891	$151,987

New customers:
PAD	36	37	101	122
CAD	38	35	97	141

Reorder revenue %	99%	98%	99%	98%

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May 2, 2018

Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as "Adjusted EBITDA" in this release. This release also references Gross Margin as adjusted to exclude recall charges.

Reconciliations of these non-GAAP measures to the most comparable U.S. GAAP measures for the respective periods can be found in the following tables. In addition, an explanation of the manner in which CSI's management uses these measures to conduct and evaluate its business, the economic substance behind management's decision to use these measures, the substantive reasons why management believes that these measures provide useful information to investors, the material limitations associated with the use of these measures and the manner in which management compensates for those limitations is included following the reconciliation tables.

Adjusted EBITDA
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2018	2017	2018	2017

Net income (loss)	$365	$(1,749)	$(2,025)	$(2,564)
Less: Other (income) and expense, net	91	(28)	388	(46)
Less: Provision for income taxes	33	18	99	66
Income (loss) from operations	489	(1,759)	(1,538)	(2,544)
Add: Stock-based compensation	2,140	2,403	7,880	8,336
Add: Depreciation and amortization	990	1,044	3,080	3,100
Adjusted EBITDA	$3,619	$1,688	$9,422	$8,892

Gross Profit and Gross Margin (Excluding Recall Charges)
(Dollars in Thousands)
(unaudited)

	Three Months Ended
	March 31,
	2018	2017

Gross profit	$45,618	$41,005
Less: Recall charges	̶	1,505
Gross Profit (excluding recall charges)	$45,618	$42,510

	Three Months Ended
	March 31,
	2018	2017

Gross margin	82.1%	78.6%
Less: Recall charges as percentage of net revenues	̶	2.9%
Gross Margin (excluding recall charges)	82.1%	81.5%

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May 2, 2018

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI's management uses Adjusted EBITDA to analyze the underlying trends in CSI's business, assess the performance of CSI's core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI's performance period over period and in relation to its competitors' operating results. Additionally, CSI's management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI's management for its financial and operational decision-making and allows investors to see CSI's results "through the eyes" of management. CSI also believes that providing this information better enables CSI's investors to understand CSI's operating performance and evaluate the methodology used by CSI's management to evaluate and measure such performance.

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

-- Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI's management also believes that excluding this item from CSI's non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI's operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI's financial statements.

-- Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI's management to assess the core profitability of CSI's business operations. CSI's management also believes that excluding these items from CSI's non-GAAP results is useful to investors to understand CSI's operational performance, liquidity and its ability to make additional investments in the company.

In addition, CSI uses Gross Margin as adjusted to exclude recall charges in this release. CSI excludes certain one-time charges and costs from this item primarily because such expenses are not ongoing and recurring expenses. CSI’s management believes that excluding these expenses is useful to investors to understand CSI’s core operational performance for the periods presented.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP. Some of the limitations associated with CSI's use of these non-GAAP financial measures are:

-- Items such as stock-based compensation do not directly affect CSI's cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI's "Adjusted EBITDA" and therefore these non-GAAP measures do not reflect the full economic effect of these items.

-- Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

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May 2, 2018

-- CSI's management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses. CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure.

-- CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	Padilla Matt Sullivan (612) 455-1709 matt.sullivan@padillaco.com
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